Exhibit 10.1

Heidrick & Struggles International, Inc.

Management Severance Pay Plan

and

Summary Plan Description

As Amended and Restated Effective

December 31, 2010

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

MANAGEMENT SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

Heidrick & Struggles International, Inc.

Management Severance Pay Plan

Article 1. Establishment and Purpose.

1.1 Establishment of the Plan. Heidrick & Struggles International, Inc. (the “Company”) initially established the Heidrick & Struggles, Inc. Severance Pay Plan (the “Plan”), effective June 14, 2001. The Company has amended and restated the Plan effective as of July 31, 2003 and December 31, 2008, and hereby further amends and restates the Plan effective as of December 31, 2010 as it pertains to Executives. This document also constitutes the summary plan description of the Plan.

1.2 Purpose of the Plan. The purpose of the Plan is to provide severance benefits to eligible Executives of the Company and its Subsidiaries upon certain terminations of employment, as described below. Benefits under the Plan are intended to be supplemental unemployment benefits. The Plan is intended to constitute a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, §2510.3-2(b). No employee or other person shall have a vested right to any benefits under the Plan.

The Plan supersedes any existing severance pay plan, practice or policy of the Company. No severance benefits, other than those provided by the Plan and described below, will be paid by the Company to an eligible Executive other than as may be provided under collective bargaining agreements or written agreements individually negotiated between the Company and the Executive.

Article 2. Definitions.

When used herein, the following terms shall have the following meanings:

2.1 “Affiliate” means any entity in which the Company, directly or indirectly, has at least a five percent ownership interest.

2.2 “Base Salary” means the Executive’s annual base salary rate, including any amounts deferred by the Executive, in effect as of the Executive’s Termination Date, but excluding bonuses, awards and any other form of additional compensation.

2.3 “Bonus Amount” means the annual target bonus for the Executive under the Company’s Management Incentive Plan or any successor management plan as of the Executive’s Termination Date (but not the Fee/SOB Bonus Plan or any successor plan thereto).

2.4 “Cause” means any of the following: (a) the Executive’s engagement, during the performance of his or her duties for the Company or a Subsidiary, in acts or omissions constituting dishonesty, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (b) the Executive’s conviction for a felony; (c) the Executive’s unauthorized use or disclosure of confidential information pertaining to the Company’s or Subsidiary’s business; (d) the Executive’s conduct causing demonstrable injury to the Company or a Subsidiary or its reputation; (e) the Executive’s unreasonable failure or refusal to perform his or her duties as the Company or Subsidiary reasonably requires, to meet goals reasonably established by the Company or Subsidiary, or to abide by the Company’s or Subsidiary’s policies for the operation of its business, and the continuation thereof after the receipt by the Executive of written notice from the Company or Subsidiary; or (f) the Executive’s illegal use of drugs or use of alcohol or intoxication on work premises, during working time, or which interferes with the performance of his or her duties and obligations on behalf of the Company. The determination of whether the Executive has been terminated for “Cause” will be made at the sole discretion of the Committee.

2.5 “Committee” means the Human Resources and Compensation Committee of the Board of Directors of the Company.

2.6 “Company” means Heidrick & Struggles International, Inc., organized under the laws of the state of Delaware, including any successor or successors thereto.

2.7 “Executive” means any employee of the Company or a Subsidiary who immediately prior to his or her Termination Date is employed (a) as the Chief Executive Officer of the Company; or (b) in a Tier I, Tier II, Tier III or Tier IV position as defined in the Company’s Management Incentive Plan. Notwithstanding the foregoing, the term “Executive” does not include any individual who receives benefits under the Heidrick & Struggles International, Inc. Change In Control Severance Plan.

2.8 “ERISA” means the Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended.

2.9 “Health Benefits” means the health, dental and/or vision benefits provided under a benefit plan maintained by the Company or a Subsidiary in which the Executive was participating immediately prior to his or her Termination Date.

2.10 “Severance Factor” means a number equal to (a) two, for an Executive with the title of Chief Executive Officer of the Company immediately prior to his or her Termination Date; (b) one and one-half, for an Executive in a Tier I position immediately prior to his or her Termination Date; (c) one, for an Executive in a Tier II position immediately prior to his or her Termination Date; (d) one-half, for an Executive in a Tier III position immediately prior to his or her Termination Date; and (e) one-third, for an Executive in a Tier IV position immediately prior to his or her Termination Date.

2.11 “Severance Period” means the period of time beginning on the Executive’s Termination Date and continuing for a number of years (or portion thereof) equal to the Executive’s Severance Factor.

2.12 “Subsidiary” means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of an issued and outstanding equity interest of such entity.

2.13 “Termination Date” means the effective date of an Executive’s termination of employment with the Company and all Subsidiaries and Affiliates.

Article 3. Eligibility and Benefits.

3.1 Termination of Employment By the Company Without Cause. Subject to the satisfaction of the conditions set forth in Section 3.3 and Article 4, and the limitations of Section 3.4, if an Executive’s employment with the Company and its Subsidiaries is terminated by the Company or Subsidiary without Cause, the Company shall provide severance benefits to the Executive as follows:

(a) The Company shall pay to the Executive an amount equal to the Executive’s Severance Factor multiplied by the sum of the Executive’s Base Salary and Bonus Amount. Such amount will be paid to the Executive in equal installments over the Severance Period, in accordance with payroll procedures applicable to similarly situated employees of the Company, commencing no later than 30 days after the Executive delivers to the Company an executed Release as described in Section 3.3.

(b) Until the earlier of one year following the Termination Date or the end of the Severance Period, the Company shall maintain in full force and effect with respect to the Executive (and, to the extent applicable, his or her spouse or dependents) the Health Benefits, upon the same terms in effect immediately prior to the Termination Date, provided that the Executive’s continued participation is possible under the terms of the benefit plans providing such Health Benefits. The Company shall pay the full cost of the continuation of such Health Benefits. In the event that such continued participation in the benefits plans providing the Health Benefits is prohibited, the Company shall arrange to provide the Executive (and to the extent applicable, his or her spouse or dependents) with benefits substantially similar to those which the Executive is entitled to receive under such benefit plans. Continued Health Benefits shall cease on the date the Executive becomes employed and covered under another employer’s benefit plan. The last day of the Health Benefit continuation period described above shall be considered a “qualifying event” as defined in Section 601 et seq. of ERISA (“COBRA”), and if on such date the Executive or his spouse or dependents are covered by the benefit plan providing Health Benefits, they shall be eligible for continued benefits pursuant to COBRA (to the extent such benefit plan is subject to COBRA), in which case the Executive shall be responsible for paying the full cost of such coverage during the applicable COBRA period. If on the last day of the Health Benefit continuation period described above the Executive or his or her spouse or dependents are receiving substantially similar Health Benefits outside of the benefit plans due to the inability of the benefit plans to provide such Health Benefits, and such benefit plans are subject to COBRA, the Company shall continue to make such Health Benefits available, at the Executive’s full cost, for a period of time equal to the COBRA period that would have applied had the Executive been eligible for COBRA as described in the preceding sentence.

3.2 Events Not Constituting Termination of Employment Without Cause. Severance benefits shall not be provided under the Plan for any Executive in the following instances:

(a) the Executive’s voluntary resignation for any reason (with or without notice), including retirement;

(b) the Executive’s death;

(c) the Executive’s commencement of a leave of absence (including military service leave);

(d) a physical or mental condition entitling the Executive to benefits under any sick pay or disability income policy or program of the Company or a Subsidiary or to which the Company or Subsidiary contributes;

(e) the transfer of the Executive from employment with the Company or a Subsidiary to employment with an Affiliate who is not a Subsidiary;

(f) the sale of the stock of the Company or a Subsidiary employing the Executive, if the Executive’s employment continues thereafter;

(g) the sale of all or part of the assets of the Company or a Subsidiary employing the Executive, if the Executive has been offered employment by the buyer of such assets (regardless of whether the Executive accepts such offer of employment); or

(h) the outsourcing of a division, department, business unit or function if the Executive has been offered employment by the entity to which the division, department, business unit or function has been outsourced (regardless of whether the Executive accepts such offer of employment).

3.3 Benefits Conditioned on Release.

(a) Receipt of the severance benefits described in Section 3.1 is conditioned upon the Executive’s execution of a written release and separation agreement in form and substance satisfactory to the Company in its sole discretion (the “Release”), and the Release becoming effective in accordance with its terms and applicable law. The Release also shall contain the Executive’s agreement to the restrictive covenants as described in Article 4 of the Plan. The severance benefits described in Section 3.1 shall not be paid or provided to the Executive until the Release is executed and becomes effective, and any severance payments described in Section 3.1(a) that are suspended as a result of the Release not being effective until after the Termination Date shall be included in the next regularly scheduled payroll date applicable to the Executive. The failure or refusal of an Executive to timely sign the Release, or the Executive’s revocation of the Release, will disqualify the Executive from receiving the severance benefits described in Section 3.1. The Company shall provide the Release to the Executive not later than the Executive’s Termination Date.

(b) An Executive who is otherwise entitled to severance benefits described in Section 3.1, but within 60 days of his Termination Date does not execute, or revokes, the Release described in 3.3(a) above shall not be eligible to receive such benefits but shall be eligible to receive a severance benefit under the Plan in an amount equal to two weeks of the Executive’s Base Salary. Such amount will be paid within 10 days after it is determined that the Executive has failed to timely execute the Release or has revoked the Release.

3.4 Offset of Severance Benefits. To the extent not otherwise prohibited by applicable law:

(a) If any federal, state, or local law, including, without limitation, “plant closing” and “anti-takeover” laws, as well as the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq. or any otherwise applicable statute, requires the Company or a Subsidiary to give advance notice or make a payment of any kind to an Executive because of that individual’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under the Plan will either be reduced or eliminated, as the case may be, by an amount equal to the payment due thereunder.

(b) Severance benefits payable hereunder will be reduced by any and all severance or other similar post-termination payments that are required to be made by the Company or a Subsidiary pursuant to any applicable law, under any collective bargaining agreement, or pursuant to any employment agreement or severance arrangement between the Company or a Subsidiary and the Executive.

3.5 Withholding Taxes. The Company or Subsidiary may withhold from all payments due to an Executive (or his or her beneficiary, representative or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company or a Subsidiary is required to withhold therefrom.

3.6 Other Benefits. The Executive’s entitlement to benefits under any other plan or arrangement maintained or provided by the Company or Subsidiary shall be determined in accordance with the terms thereof; provided that no Executive shall accrue or be entitled to any additional employee benefits under any plans, programs or arrangements, vacation days, paid holidays, paid sick days or other similar benefits, all of which will terminate as of the date of the Executive’s Termination Date, and no severance benefits shall be taken into account in determining benefits under any retirement or pension plan.

3.7 Death. If the Executive dies before receiving the severance benefits described herein:

(a) the severance pay to which the Executive is entitled pursuant to Section 3.1(a) or 3.3(b) shall be distributed to the Executive’s designated beneficiary, or if none, then to his representative or estate; and

(b) the Executive’s eligible spouse and dependents shall continue to be eligible for continued Health Benefits during the Severance Period and for continued Health Benefits pursuant to COBRA at the end of the Severance Period, in accordance with Section 3.1(b).

Article 4. Restrictive Covenants.

4.1 Acknowledgement and Agreement. As a condition to receiving the severance benefits described in the Plan, the Executive must, as part of the Release described in Section 3.3, either (a) expressly acknowledge and agree that the Executive will continue to remain subject to any confidentiality, non-solicitation and/or non-competition provisions entered into in connection with any other agreement or compensation award with the Company or (b) in the absence of such provisions in any such agreement or award, expressly agree that the Executive will be subject to the restrictive covenants described in Section 4.2 below.

4.2 Covenant Not to Compete; Covenant Not to Solicit. An Executive to which Section 4.1(b) applies shall agree that for six months after the Executive’s Termination Date:

(a) the Executive shall not work on the account of any client of the Company with whom such Executive had a direct relationship or as to which the Executive had a significant supervisory responsibility or otherwise was significantly involved at any time during the two years prior to such Termination Date;

(b) the Executive shall not hire, solicit for hire, or assist any other person in soliciting or hiring any employment candidate with whom the Executive has had contact while at the Company during the two years prior to such Termination Date;

(c) with respect to an Executive whose principal responsibilities are of a corporate nature or for a corporate department (e.g., finance, tax, treasury, legal, business affairs, etc.) and do not principally involve client service related functions, such Executive shall not work for or provide services to a principal competitor of the Company in a substantially similar corporate function as such Executive held with the Company during the two-year period prior to the Executive’s Termination Date, or with respect to an Executive whose principal responsibilities are of a client service related nature (e.g., executive recruiting or search, etc.), such Executive shall not work for or provide services to a competitor of the Company on the account of any substantial competitor of any client of the Company for which such Executive had substantial responsibility during the two-year period prior to the Termination Date and shall not work directly for such a competitor of such a client; and

(d) the Executive may not (i) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any person who, as of the Executive’s Termination Date, was employed by the Company or was in the process of being recruited for employment by the Company, or (ii) induce any such person to terminate his or her employment with or recruitment by the Company.

4.3 Remedies.

(a) If the Company in good faith determines that the Executive has breached any of the restrictive covenants described in Section 4.1 or 4.2 as applicable, the Company shall cease providing any of the severance benefits described in Section 3.1 and the Executive shall promptly repay to the Company any amount equal to the aggregate of the severance payments described in Section 3.1(a) previously received from the Company.

(b) These restrictive covenants are in addition to any other rights the Company may have in law or at equity or under any other agreement.

(c) The Executive shall further agree that it is impossible to measure in money the damages which will accrue to the Company in the event the Executive breaches the restrictive covenants. Therefore, if the Company shall institute any action or proceeding to enforce the provisions hereof, the Executive shall agree to waive the claim or defense that the Company has an adequate remedy at law and the Executive shall agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company any profit obtained by the Executive as a result of any transaction constituting a breach of the restrictive covenants.

Article 5. Administration.

5.1 Committee. The Plan shall be administered by the Committee. The Committee shall have full authority, consistent with the Plan, to administer the Plan, including the authority to make participation decisions and the authority to interpret and construe any provisions of the Plan. The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. The decisions of the Committee shall be final and binding on all parties.

5.2 Indemnification. No member of the Board of the Directors of the Company or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a member of the Board so that the members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to the Company’s Restated Certificate of Incorporation and By-Laws.

Article 6. Claims Procedure.

6.1 Claims Procedures.

(a) An Executive claiming a benefit under the Plan that has been denied for any reason may file a written claim with the Committee. The Executive will be notified in writing within 90 days after the claim is filed (or the Executive will receive a written notice within such 90 days stating an additional 90 days is needed to rule upon the claim, in which case the Executive will receive a written notice within 180 days). If the claim is denied, the notification will (i) indicate the reasons for the denial and cite the specific Plan provisions on which the denial is based; (ii) describe any additional information that may be needed for approval of the Executive’s claim; and (iii) explain the review procedure.

(b) If this claim is denied, the Executive may request a review of the claim denial within 60 days after receipt of the denial notice. The Executive may request in writing the opportunity to review pertinent documents prior to submission of a written appeal. Within 60 days after receiving the written appeal, the Committee will notify the Executive in writing of its final decision (or the Executive will receive a written notice within such 60 days stating an additional 60 days is needed to rule upon the claim, in which case the Executive will receive a written notice within 120 days). This decision will contain specific reasons and cite the Plan provisions on which the denial is based.

6.2 Arbitration of Disputes.

(a) Any disagreement, dispute, controversy or claim arising out of or relating to the Plan or the interpretation or validity hereof not settled under the claims procedure in Section 6.1 shall be settled exclusively and finally by binding arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of the Plan, shall be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal.

(b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), except as otherwise provided below.

(c) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed in accordance with the Arbitration Rules of the AAA and shall be a person who (i) maintains his or her or her principal place of business within 30 miles of the location of the arbitration as set forth in Section (d) of this Section 6.2 and (ii) has had substantial experience in mergers and acquisitions. The party who does not prevail in the arbitration shall pay all of the fees and expenses of such arbitrator and any related costs.

(d) The arbitration shall be conducted within 30 miles of the Participant’s principal work location, or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

(e) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing.

(f) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

(g) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of the Plan.

6.3 Limitations on Claims. The claims procedure described in Section 6.1 herein must be exhausted before the Executive or his representative can pursue the claim further. All claims, including claims not subject to the claims procedures, must be commenced within three years after the cause of action accrues; provided, however, that all claims for penalties for failure of the Committee to provide documents the Executive has requested must be commenced within one year after the first time the Executive requested the documents.

Article 7. Amendment and Termination of the Plan.

The Board of Directors of the Company has the right in its sole discretion to amend, reduce, suspend, modify and/or terminate the Plan in whole or in part at any time by formal written action, without either the consent of, or prior notification to, any Executive. Executives have no vested rights to any benefits under the Plan.

Article 8. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan and Executives shall have no claim against the Company or its assets other than as unsecured general creditors.

Notwithstanding the foregoing, the Company may establish a trust or purchase other property to assist it in meeting its obligations hereunder; provided, however, that in no event shall any Executive have any interest in such trust or property other than as an unsecured general creditor, and this provision shall not apply to the extent funding would result in noncompliance with Section 409A(b) of the Code.

Article 9. Miscellaneous.

9.1 Nonalienation of Benefits. No Executive shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments which he or she has not yet actually received under this Plan.

9.2 Employment Status. The employment of the Executive by the Company or Subsidiary is “at will.” The Plan does not constitute a contract of employment or impose on the Company or a Subsidiary any obligation to retain the Executive as an employee, to change the status of the Executive’s employment, or to change the policies of the Company or Subsidiary regarding termination of employment.

9.3 Payment Limitations. It is intended that all or most of the severance benefits payable under the Plan will be exempt from Section 409A of the Internal Revenue Code (“409A”) pursuant to Treas. Reg. §1.409A-1(b)(4) or §1.409A-1(b)(9)(iii) and (iv). If, however, on the Executive’s Termination Date he or she is a “Key Employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any amounts payable to the Executive that are subject to Section 409A of the Internal Revenue Code shall not be paid until six months following the Executive’s Termination Date, or if earlier, the Executive’s subsequent death. For purposes of Treas. Reg. §1.409A-2(b)(2), each installment payment shall be treated as a separate payment.

9.4 Indemnification. The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive’s performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and By-Laws, provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Company’s Certificate of Incorporation and By-Laws.

9.5 Beneficiaries. Each Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts owing to the Executive under the Plan. Such designation must be in the form of a signed writing acceptable to the Committee. Executives may make or change such designations at any time.

9.6 Number. Except where otherwise indicated by the context, the plural shall include the singular, and the singular shall include the plural.

9.7 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions hereof and shall have no force and effect.

9.8 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Illinois shall be the controlling law in all matters relating to the Plan.

9.9 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Heidrick & Struggles International, Inc.

233 South Wacker Drive, Suite 4200

Chicago, Illinois 60606

Attention: General Counsel

If to an Executive, the Executive’s last known address as indicated in the Company’s personnel records, or to such other address as either party may have provided to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.10 Effective Date. The effective date of this Plan as amended and restated is December 31, 2010. The Plan shall apply with respect to any Executive’s termination of employment occurring on and after such date.

Article 10. General Information.

Plan Name:	Heidrick & Struggles International, Inc. Management Severance Pay Plan

Type of Plan:	Welfare

Name and Address Plan Sponsor:	Heidrick & Struggles International, Inc. 233 S. Wacker Drive, Suite 4200 Chicago, IL 60606

Plan Sponsor EIN:	36-2681268 (Heidrick & Struggles International, Inc.)

Plan Administrator:	Human Resources & Compensation Committee Heidrick & Struggles International, Inc. 233 S. Wacker Drive, Suite 4200 Chicago, IL 60606 Attn: General Counsel

Plan Number:	506

Plan Year:	The 12-month period ending each December 31.

Agent for Service of Legal Process:	Service of legal process may be made upon the Company at the above address.

Plan Costs:	Costs of the Plan are paid by the Company out of its general assets.

Insurance:	Benefits provided by the Plan are not insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA, because the insurance provisions under ERISA are not applicable to the Plan.

Article 11. Statement of ERISA Rights.

As a participant in the Plan, an Executive is entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

(1)	examine, without charge, at the Committee’s office and at other specified locations, all Plan documents, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U. S. Department of Labor; and

(2)	obtain, upon written request, copies of all Plan documents and other Plan information, including a copy of the latest annual report (Form 5500 Series). The Committee may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Executives and their beneficiaries. No one, including an employer, union, or any other person, may fire an Executive or otherwise discriminate against an Executive in any way to prevent him or her from obtaining a benefit or from exercising their rights under ERISA.

If a claim for a benefit is denied or ignored in whole or in part, the Executive must receive a written explanation of the reason for the denial. In addition, the Executive has a right to obtain copies of documents relating to the decision without charge. An Executive has the right to have the Committee review and reconsider the claim.

Under ERISA, there are steps the Executive can take to enforce the above rights. For instance, if the Executive requests a copy of Plan documents or the latest annual report for the Plan from the Committee and does not receive them within 30 days, he or she may file suit in a federal court. In such a case, the court may require the Committee to provide the materials and pay the Executive up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Committee.

If the Executive has a claim for benefits which is denied or ignored, in whole or in part, the Executive may file suit in a state or federal court, subject to the Plan’s claims procedures, including any arbitration requirements. If it should happen that Plan fiduciaries misuse the Plan’s money (if any), or if the Executive is discriminated against for asserting his or her rights, the Executive may seek assistance from the U.S. Department of Labor, or the Executive may file suit in a federal court, subject to the Plan’s claims procedures, including any arbitration requirements.

If an Executive has any questions about the Plan, he or she should contact the Committee. If an Executive has any questions about this statement, or about his or her rights under ERISA, or if the Executive needs assistance in obtaining documents from the Committee, the Executive should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or at 200 Constitution Avenue N.W., Washington, D.C. 20210. The Executive may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.